Exhibit 10.7

                                             May 25, 2007

Walter Sprague

Sr VP

Dept: 120 — Human Resources

Dear Walter:

We are pleased to inform you that you’ve been selected as a participant in the Casual Male Retail Group, Inc. Annual Incentive Plan for the Plan Year beginning February 4, 2007 and ending February 2, 2008.

The Annual Incentive Plan is designed to reward key associates who are in leadership roles within the organization and are positioned to directly impact business results. In addition to providing key associates with a performance based financial incentive, the Plan adds value by reinforcing a high performance business culture, focusing attention on achieving specific financial performance objectives, driving productivity and efficiencies that improve sales and profits and Increasing shareholder value when performance objectives are met.

Your bonus participation level is summarized below:

•	35% Of Base Annual Earnings @ Target
•	100% based upon CMRG Performance Goals

The amount of your bonus payment is calculated as a percentage of your annual base earnings and is based upon the performance of your business unit as measured against the performance criteria shown in the attached schedule.

We believe this years plan presents an outstanding opportunity to achieve and even surpass the established EBITDA targets. We will periodically provide all participants with updated information of our progress against the performance goals. In the meantime, best of luck to all Incentive Plan participants.

/s/ DAVID A. LEVIN	/s/ DENNIS R. HERNREICH
David A. Levin, President and CEO	Dennis R. Hernreich, COO and CFO